Exhibit 2.4

INDENTURE SUPPLEMENT NO. 1

2% Guaranteed Convertible Subordinated Notes due 2012

This INDENTURE SUPPLEMENT NO. 1 dated as of this 21st day of August 2009 (this “Supplement”), by and among Xinyuan Real Estate Co., Ltd., a company incorporated with limited liability in the Cayman Islands (the “Company”), Xinyuan Real Estate, Ltd., as guarantor (the “Guarantor”), and The Hongkong and Shanghai Banking Corporation Limited, as trustee (the “Trustee”), amends and supplements that certain Indenture for the 2% Guaranteed Convertible Subordinated Notes due 2012, dated as of April 13, 2007 (the “Indenture”), among the Company, the Guarantor and the Trustee.

RECITALS

WHEREAS, pursuant to Section 8.02 of the Indenture, with the consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee may enter into an indenture or indenture supplement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or of modifying in any manner the rights of the holders of the Notes;

WHEREAS, holders representing a majority in aggregate principal amount of the Notes at the time outstanding have delivered to the Company and the Trustee their consent to this Supplement by an act of said holders;

WHEREAS, the parties hereto desire to amend and modify the Indenture as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. Each capitalized term used in this Supplement and not otherwise defined herein, shall have the meaning ascribed to it in the Indenture.

2. Supplements.

(a) Section 4.28(b) of the Indenture is hereby amended by deleting such provision in its entirety and replacing it with the following:

“(b) maintain at all times a Consolidated Debt to Consolidated Total Tangible Asset Ratio of no more than 0.35 to 1.00.”

(b) The definition of “Consolidated Subsidiary Debt to Consolidated Total Tangible Asset Ratio” in Section 1.01 of the Indenture is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Consolidated Debt to Consolidated Total Tangible Asset Ratio” means the ratio of (a) the aggregate amount of outstanding Debt of the Company and its consolidated Subsidiaries (other than any Debt owed by a Subsidiary of the Company to the Company or any Wholly Owned Subsidiary) less restricted and unrestricted cash to (b) the sum of the consolidated Total Tangible Assets of the Company less restricted and unrestricted cash (as reflected in the Company’s consolidated balance sheet) as of the end of the Fiscal Quarter.”; and any other reference to such deleted term appearing in the Indenture is hereby deleted and replaced with “Consolidated Debt to Consolidated Total Tangible Asset Ratio”;

(c) The definition of “Permitted Debt” in Section 1.01 of the Indenture is hereby amended by deleting subsection (k) of such definition in its entirety and replacing it with the following:

“(k) Pre-Registration Mortgage Guarantees by the Company or any Subsidiary that do not exceed 60% of the Total Tangible Assets of the Company in the aggregate at any one time outstanding;”

(d) The definition of “Permitted Investment” in Section 1.01 of the Indenture is hereby amended by deleting subsection (k) of such definition in its entirety and replacing it with the following:

“(k) any Investment pursuant to Pre-Registration Mortgage Guarantees or Contractor Guarantees (other than to any Affiliate of the Company that is not a Wholly Owned Subsidiary) by the Company or any Subsidiary that do not exceed 60% of the Total Tangible Assets of the Company in the aggregate at any one time outstanding;”

(e) The last two rows of the chart in Section 4.30 of the Indenture are hereby amended by increasing the dollar amount of the maximum Capital Expenditures for the fiscal years ending 2009 and 2010 from $1.5 million to $2.5 million (thus the amount “$1.5 million” appearing in each of the last two rows of the chart set forth in Section 4.30 of the Indenture is hereby deleted and replaced with “$2.5 million” in both rows);

(f) The definition of the “Repurchase Date” in Section 3.06 of the Indenture by deleting the phrase “October 15, 2010” and replacing it with “June 15, 2010” in such Section.

3. Survival. Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof and the Indenture is in all respects hereby ratified, confirmed and preserved. This Supplement and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein provided.

4. Counterparts. This Supplement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Supplement by signing any such counterpart.

5. Governing Law. This Supplement shall be governed by and construed in accordance with the laws of the State of New York.

6. Effective Date. This Supplement shall be effective as of the date first above written.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed and delivered as of the date first written above.

XINYUAN REAL ESTATE CO., LTD., as Company

By:	/s/ Yong Zhang
Name:	Yong Zhang
Title:	Chairman and CEO

XINYUAN REAL ESTATE, LTD., as Guarantor

By:	/s/ Yong Zhang
Name:	Yong Zhang
Title:	Chairman and CEO

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as Trustee

By:	/s/ Annee Y F Lee
Name:	Annee Y F Lee
Title:	029316